   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1997
                                              REGISTRATION NO. 333-_____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               FIFTH THIRD BANCORP
             (Exact name of registrant as specified in its charter)

OHIO                                                   6711                                              31-0854434
(State or other jurisdiction of            (Primary Standard Industrial                            (I.R.S. Employer
incorporation or organization)              Classification Code Number)                         Identification No.)

                                   ----------
                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300

    (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                             PAUL L. REYNOLDS, ESQ.
                               FIFTH THIRD BANCORP
                               FIFTH THIRD CENTER
                             CINCINNATI, OHIO 45263
                                  (513)579-5300
                (Name, address, including Zip Code and telephone
               number, including area code, of agent for service)
                                 ---------------
                          COPIES OF COMMUNICATIONS TO:
                            Richard G. Schmalzl, Esq.
                              Gwen M. Morris, Esq.
                             Graydon, Head & Ritchey
                             1900 Fifth Third Center
                                511 Walnut Street
                             Cincinnati, Ohio 45202
                              Phone: (513) 621-6464
                               Fax: (513) 651-3836
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE




----------------------------- -------------------- ------------------------- -------------------------- ---------------------
TITLE OF EACH CLASS OF        AMOUNT TO BE         PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED (1)       OFFERING PRICE PER        AGGREGATE OFFERING         REGISTRATION FEE
                                                   UNIT(2)                   PRICE(2)
----------------------------- -------------------- ------------------------- -------------------------- ---------------------
COMMON STOCK, NO PAR VALUE      234,004 SHARES       $79.4375                 $18,588,692                 $5,483.66
----------------------------- -------------------- ------------------------- -------------------------- ---------------------

(1) Estimated solely for the purpose of computing the registration fee based upon the average of the high and low prices of the common stock, no par value of Fifth Third as reported on the Nasdaq National Market on December 11, 1997, in accordance with Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, as amended.











THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 1997


                                   PROSPECTUS


                               FIFTH THIRD BANCORP

                         234,004 SHARES OF COMMON STOCK
              ----------------------------------------------------

         This Prospectus relates to the sale by certain individuals identified herein (the "Selling Security Holders") of 234,004 shares of common stock, no par value (the "Common Stock") of Fifth Third Bancorp, an Ohio corporation ("Fifth Third"). The shares of Common Stock offered hereby ("Registrable Shares") were issued to the Selling Security Holders pursuant to the Agreement and Plan of Merger dated as of September 17, 1997 (the "Merger Agreement") by and among Fifth Third, Fifth Third A Corp, an Indiana corporation and wholly-owned subsidiary of Fifth Third, and Heartland Capital Management, Inc., an Indiana corporation ("Heartland"), and the Selling Security Holders. Pursuant to the Merger Agreement, Fifth Third A Corp merged with and into Heartland (the "Merger") on November 24, 1997.

         In the Merger, Heartland stockholders received an aggregate of 234,004 shares of Fifth Third Common Stock.


         The Registrable Shares may be offered for sale from time to time during the periods specified herein by the Selling Security Holders, or by certain other persons who are named in an amendment or supplement to this Prospectus in one or more transactions described herein on the Nasdaq National Market or any securities exchange on which the Common Stock is listed, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. See "PLAN OF DISTRIBUTION." The price at which any of the Registrable Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. Persons effecting resales of Registrable Shares purchased and dealers or brokers handling such transactions may be deemed (such persons not so conceding) to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations promulgated thereunder, with respect to such sales.

         Pursuant to Merger Agreement, Fifth Third has agreed to pay the expenses incurred in connection with the registration of the Registrable Shares; provided, however, that Fifth Third will not pay any selling commissions, discounts, underwriting or advisory fees, brokers' fees or fees of similar securities industry professionals relating to the sale of the Registrable Shares or any transfer taxes and related charges or fees and disbursements of counsel for any Selling Security Holder.

         THE SHARES OF FIFTH THIRD COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1997.

                              AVAILABLE INFORMATION

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM PAUL L. REYNOLDS, ASSISTANT SECRETARY, FIFTH THIRD BANCORP, FIFTH THIRD CENTER, CINCINNATI, OHIO 45263 (TELEPHONE NUMBER: (513) 579-5300).

         Fifth Third is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Fifth Third can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Fifth Third files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a website located at http://www.sec.gov containing such information.

         Fifth Third has filed a Registration Statement on Form S-3 together with all amendments and exhibits thereto with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein include all material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of any such contract or other document which may have been filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         Fifth Third Common Stock is traded on the Nasdaq National Market under the symbol "FITB." Documents filed by Fifth Third with the Commission also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Fifth Third with the Commission are hereby incorporated into this Prospectus by reference:

(a)      Fifth Third's Annual Report on Form 10-K for the year ended December
         31, 1996;

(b)      Fifth Third's Proxy Statement dated February 7, 1997;

(c) Fifth Third's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

(d)      Fifth Third's Current Report on Form 8-K dated March 20, 1997.

         In addition, all subsequent documents filed with the Commission by Fifth Third pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                             BUSINESS OF FIFTH THIRD

         Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and subject to regulation by the Federal Reserve Board. Fifth Third, with its principal office located in Cincinnati, is a multi-bank holding company that owns all of the outstanding stock of 10 commercial banks with 414 offices in Ohio, Kentucky, Indiana and Florida. Those banks are: The Fifth Third Bank, The Fifth Third Bank of Columbus, The Fifth Third Bank of Northwestern Ohio, N.A., The Fifth Third Bank of Southern Ohio, The Fifth Third Bank of Western Ohio, Fifth Third Bank of Northeastern Ohio, Fifth Third Bank of Florida, Fifth Third Bank of Northern Kentucky, Inc., Fifth Third Bank of Kentucky, Inc., and The Fifth Third Bank of Central Indiana.

         Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Midwest Payment Systems, Inc. ("MPS") and Fifth Third International Company. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. On November 24, 1997, Fifth Third acquired in the Merger all of the outstanding capital stock of Heartland, an investment advisory firm, in exchange for 234,004 shares of Common Stock (representing $16,146,276 in market value based on the closing price of the Common Stock as reported on the Nasdaq National Market on November 24, 1997). Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund.

         Fifth Third, through its banking subsidiaries, operates for itself and other financial institutions a proprietary automated teller machine ("ATM") network, Jeanie(R). The Jeanie system participates in a shared ATM network called "Money Station(R)," which includes several regional bank holding companies and over 1,000 ATM's. The "Money Station" network participates in another shared ATM network called "PLUS System(R)," which is a nationwide network with over 17,000 participating ATM's. The Fifth Third Bank, through its wholly owned subsidiary, MPS, also provides electronic switch services for several regional banks and bank holding companies in Ohio, Kentucky and Illinois.

         Fifth Third is a corporate entity legally separate and distinct from its affiliates. The principal source of Fifth Third's income is dividends from its affiliates. There are certain regulatory restrictions as to the extent to which the affiliates can pay dividends or otherwise supply funds to Fifth Third. See "DESCRIPTION OF CAPITAL STOCK."

CAPITAL REQUIREMENTS FOR FIFTH THIRD

         The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC maintain guidelines to implement risk-based capital requirements for state member banks and bank holding companies. The guidelines provide for a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy and minimizes disincentives to holding liquid, low-risk assets.

         Under the guidelines, banking organizations are required to have capital equivalent to eight percent of assets, weighted by risk. Banking organizations must have at least four percent Tier 1 capital, which consists of core capital elements including common stockholders' equity, retained earnings and perpetual preferred stock, to weighted risk assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits.

         Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when, absent such Board policy, the holding company may not find itself able to provide it.

         Fifth Third, and each of its subsidiary banks, is in compliance with both the current leverage ratios and the final risk-based capital standards.

BANK HOLDING COMPANIES IN GENERAL

         Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

         As a bank holding company, Fifth Third is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.

         The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries. The Bank Holding Company Act requires each bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control directly or indirectly, more than 5% of the voting shares of such bank.

         The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

         The operations of the subsidiary banks of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these banking subsidiaries.

         National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks may be members of the Federal Reserve System and their deposits are insured by the FDIC and, as such, may be subject to regulation and examination by each agency. State chartered banking corporations are subject to federal and state regulation of their business and activities, including, in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Indiana, by the Indiana Department of Financial Institutions, and in the case of banks chartered in Florida, by the Florida Department of Banking and Finance.

ADDITIONAL INFORMATION

         For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference and the Fifth Third Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997, which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                         EFFECT OF GOVERNMENTAL POLICIES

         The earnings of Fifth Third and its subsidiaries are affected not only by domestic and foreign economic conditions, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, foreign governments and other official agencies. The Federal Reserve Board can and does implement national monetary policy, such as the curbing of inflation and combating of recession, by its open market operations in United States Government securities, control of the discount rate applicable to borrows and the establishment of reserve requirements against deposits and certain liabilities of depository institutions. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary and fiscal policies are not predictable.

                  From time to time various proposals are made in the United States Congress and in state legislatures and before various regulatory authorities that would alter the powers or the existing regulatory framework for banks, bank holding companies, savings banks and other financial institutions. It is impossible to predict whether any of the proposals will be adopted and the impact, if any, of such adoption on the business of Fifth Third and its subsidiaries.

                                 USE OF PROCEEDS

         Fifth Third will not receive any proceeds from the sale of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS."

                            SELLING SECURITY HOLDERS

         Pursuant to the Merger Agreement, Fifth Third agreed to file with the Commission a Registration Statement under the Securities Act and maintain its effectiveness until the earlier of

(i) November 24, 1998, the first anniversary of the closing date of the Merger, or (ii) the first date as of which all Registrable Shares have been sold pursuant to the Registration Statement or otherwise cease to be Registrable Shares. Under the terms of the Merger Agreement, Fifth Third has agreed to pay all expenses incurred in connection with the registration of the shares of Common Stock being sold by the Selling Security Holders; provided, however, that Fifth Third will not pay any selling commissions, discounts, underwriting or advisory fees, brokers' fees or fees of similar securities industry professionals relating to the sale of the Registrable Shares. Fifth Third has agreed to indemnify the Selling Security Holders and any underwriters against certain liabilities, including liabilities under the Securities Act.

         The following table sets forth certain information with respect to the Selling Security Holders and their beneficial ownership of Common Stock as of the Effective Time of the Merger. Prior to the Effective Time of the Merger, no Selling Security Holder held any positions or offices or had any other material relationships with Fifth Third, or any of its predecessors or affiliates, during the past three years.


                                                                                          Number of Shares of
                                                                                          Common Stock and
                                 Number of Shares of           Number of Shares of        Percentage Assuming
                                 Common Stock                  Common Stock Which         the Sale of All Shares
Name and Address of              Beneficially Owned as of      May Be Sold Pursuant       Offered Pursuant to this
Beneficial Owner                 the Effective Time(1)         to this Prospectus         Prospectus
-------------------              ------------------------      --------------------       ------------------------

Barry F. Ebert                              129,170                      129,170                      0%
R.R. #2
Box 195
Monrovia, Indiana 46157

Robert D. Markley                            86,113                       86,113                      0%
12939 Brighton Avenue
Carmel, Indiana 46032

Thomas F. Maurath                            18,720                       18,720                      0%
11670 Fall Creek Road
Indianapolis, Indiana 46256


---------------

(1) The Commission has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted.

                          DESCRIPTION OF CAPITAL STOCK

         Fifth Third is authorized to issue 300,000,000 shares of Fifth Third Common Stock, no par value, and 500,000 shares of preferred stock, no par value ("Fifth Third Preferred Stock"). As of September 30, 1997, Fifth Third had outstanding 154,886,683 shares of Fifth Third Common Stock and no shares of Fifth Third Preferred Stock. The following summary description of the capital stock of Fifth Third does not purport to be complete and is qualified in its entirety by reference to Fifth Third's Second Amended Articles of Incorporation, as amended.

COMMON STOCK

         Voting. Under Fifth Third's Second Amended Articles of Incorporation, as amended, the holders of Common Stock have no preemptive rights and the Common Stock has no redemption, sinking fund, or conversion privileges. The holders of Fifth Third Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The Code of Regulations of Fifth Third provides for the division of its Board of Directors into three classes of approximately equal size. Directors are elected for three-year terms and the terms of office of approximately one-third of the classified Board of Directors expire each year. The holders of Fifth Third Common Stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no stockholder of the corporation may cumulate his or her voting power, each stockholder has the right to vote cumulatively in the election of directors of such corporation if (i) written notice is given by any stockholder of such corporation to the President, a Vice President or the Secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that such stockholder desires that voting for the election of directors be cumulative, and
(ii) announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the stockholder giving such notice. In such event, each stockholder will be entitled to cumulate such voting power as he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute such votes on the same principle among two or more candidates, as each stockholder sees fit.

         Dividends. Holders of Fifth Third Common Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends.

         Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries. Under applicable banking law, the total of all dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of such bank's net profits (as defined) and retained net profits for the preceding two years.

         The affiliates of Fifth Third include both state and nationally chartered banks. The Comptroller of the Currency, banking authorities of the States of Ohio, Indiana and Kentucky, the principal regulators of such affiliates, have the statutory authority to prohibit a depository institution under their supervision from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting its banking or savings association business. The payment of dividends could, depending upon the financial condition of affiliates, be deemed to constitute such an unsafe or unsound practice. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

         If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company, savings association or savings and loan holding company under their jurisdiction. Compliance with the standards set forth in such guidelines could limit the amount of dividends which Fifth Third and its affiliates, may pay.

         Liquidation. In the event of any liquidation, dissolution or winding up of Fifth Third, the holders of Fifth Third Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Fifth Third (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Fifth Third available for distribution. If Fifth Third Preferred Stock is issued, the holders thereof may have priority over the holders of Fifth Third Common Stock in the event of liquidation or dissolution.

PREFERRED STOCK

         Pursuant to Article Fourth of Fifth Third's Second Amended Articles of Incorporation, as amended, the Board of Directors of Fifth Third may, without further action of the Stockholders, (a) divide into one or more new series the authorized shares of Fifth Third Preferred Stock which have not previously been designated, (b) fix the number of shares constituting any such new series, and
(c) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third Preferred Stock shall not be entitled to vote on any matter.

CHANGE OF CONTROL PROVISIONS

         The Second Amended Articles of Incorporation, as amended, and Code of Regulations of Fifth Third contain various provisions which could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. Under Fifth Third's Second Amended Articles of Incorporation, as amended, Fifth Third's Board of Directors has the authority to issue 500,000 shares of Fifth Third Preferred Stock and to fix the designations, powers, preferences and rights of such shares and the qualifications, limitations or restrictions applicable thereto.

         Chapter 1704 of the Ohio Revised Code prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person became an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. Fifth Third is an Issuing Public Corporation for purposes of the statute. An Interested Shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation in the election of directors.

         A Chapter 1704 Transaction includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (a) increase the proportionate share ownership of an Interested Shareholder, (b) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder, or (c) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (a) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation, (b) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (c) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

         Ohio law prevents a person, under certain circumstances, from purchasing large amounts of shares of stock of a corporation without shareholder approval. Under Section 1701.831 of the Ohio Revised Code, unless the articles or regulations otherwise provide, any "control share acquisition" of an Issuing Public Corporation can only be made with the prior approval of the corporation's shareholders. A control share acquisition is defined as any acquisition, directly or indirectly (by tender offer, open market purchase, private transaction or otherwise) of shares of a corporation which, when added to all other shares of that corporation owned by the acquiring person, would entitle that person to exercise specified levels of voting power when electing directors. Specifically, unless the provisions of Section 1701.831 have been satisfied, a person may not purchase additional shares of a corporation if that purchase would result in such person holding more than 20%, 331/3% or 50% of the voting power. These percentages reflect the Ohio legislature's view that each such acquisition of shares which results in a person's voting power exceeding these levels involves an increase in the ability of a person to control a corporation. These levels of voting power are considered so great that the transaction involved should be considered and approved or rejected by the shareholders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is the Fifth Third Bank, Cincinnati, Ohio.


                              PLAN OF DISTRIBUTION

         The Registrable Shares covered by this Prospectus may be offered for sale by the Selling Security Holders named herein (as amended from time to time) from time to time, subject to certain delay periods described below. Under the Merger Agreement, Fifth Third is required to maintain the effectiveness of the registration statement to which this Prospectus relates until the earlier of (i) November 24, 1998, the first anniversary of the closing date of the Merger, or
(ii) the first date as of which all Registrable Shares have been sold pursuant to the Registration Statement or otherwise cease to be Registrable Shares.

         Under the terms of the Merger Agreement, Fifth Third may in its sole discretion, based on any valid business purpose, suspend the use of the Registration Statement for reasonable periods of time (a "Delay Period"); provided that the aggregate number of days included in all Delay Periods during any consecutive twelve months shall not exceed 120 days. Fifth Third shall provide written notice to each Selling Security Holder at the beginning and end of each Delay Period.

         Subject in all cases to the restrictions in the Merger Agreement described above, any distribution hereunder of the Common Stock by the Selling Security Holders may be effected from time to time in one or more of the following transactions: (a) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire shares of Common Stock for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or
(e) by any other legally available means. Also, offers to purchase the Common Stock may be solicited by agents designated by the Selling Security Holders from time to time. Underwriters or other agents participating in an offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         In connection with distributions of the Registrable Shares or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Registrable Shares in the course of hedging the positions they assume with Selling Security Holders. The Selling Security Holders may also sell short and redeliver the shares to close out such short portions. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Registrable Shares offered hereby, which Registrable Shares such broker-dealer or other financial institution, may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Security Holders may also pledge the Registrable Shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Registrable Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

         Underwriters. Certain costs, expenses and fees in connection with the registration of the Registrable Shares, including certain costs of legal counsel for the Selling Security Holders, will be borne by Fifth Third. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Registrable Shares will be borne by the Selling Security Holders. The Selling Security Holders have agreed to indemnify Fifth Third, each of its directors and officers, and each person, if any, who controls Fifth Third within the meaning of the Securities Act, against certain liabilities in connection with the offering of the Registrable Shares pursuant to this Prospectus, including liabilities arising under the Securities Act. In addition, Fifth Third has agreed to indemnify the Selling Security Holders against certain liabilities in connection with the offering of the Registrable Shares pursuant to this Prospectus, including liabilities arising under the Securities Act.

         This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 145 may be sold under Rule 145 rather than pursuant to this Prospectus.

                                  LEGAL MATTERS

         Counsel employed by Fifth Third has rendered his opinion that the Registrable Shares are validly authorized and legally issued.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of the fees and expenses (all but the Commission fees are estimates) in connection with the issuance and distribution of the shares of Common Stock being registered hereunder. All such fees and expenses shall be borne by Fifth Third except for underwriting discounts and commissions and transfer taxes, if any, with respect to any shares being sold by the Selling Security Holders.



                  Commission Registration Fees......................................      5,484
                  Nasdaq National Market Listing Fee................................        -0-
                  Blue Sky fees and expenses........................................        -0-
                  Printing and engraving expenses...................................        500
                  Transfer agent and registrar fee and expenses.....................        -0-
                  Attorneys fees and expenses.......................................      7,500
                  Accounting fees and expenses......................................      4,500
                  Miscellaneous.....................................................        516
                                                                                         ------

                             Total..................................................     18,500
                                                                                         ------

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Second Amended Articles of Incorporation or Code of Regulations of Fifth Third.

         The Code of Regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.
         Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



Document                                                               Exhibit
--------                                                               -------

Opinion of Counsel employed by Fifth Third Bancorp                      5.1

Consent of Counsel employed by Fifth Third Bancorp                     23.1
(included in Exhibit 5.1)

Consent of Deloitte & Touche LLP                                       23.2

A power of attorney where various individuals authorize                24.1
the signing of their names to any and all amendments to
this Registration Statement and other documents submitted
in connection herewith is contained on the first page of
the signature pages following Part II of this Registration
Statement

ITEM 17.          UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Fifth Third pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on December 16, 1997.

                                     FIFTH THIRD BANCORP


                                          /s/ George A. Schaefer, Jr.
                                          -------------------------------------
                                     By:  George A. Schaefer, Jr.
                                          President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GEORGE A. SCHAEFER, JR. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:


 /s/ George A. Schaefer, Jr.                           Date: December 16, 1997
-------------------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer


Principal Accounting Officer:


 /s/ Neal E. Arnold                                    Date: December 16, 1997
-------------------------------------
Neal E. Arnold
Senior Vice President and
 Chief Financial Officer

Directors of the Company:


/s/ John F. Barrett                               Date: December 16, 1997
------------------------
John F. Barrett


/s/ Milton C. Boesel, Jr.                         Date: December 16, 1997
------------------------
Milton C. Boesel, Jr.


/s/ Gerald V. Dirvin                              Date: December 16, 1997
------------------------
Gerald V. Dirvin


/s/ Thomas B. Donnell                             Date: December 16, 1997
------------------------
Thomas B. Donnell


                                                  Date: December   , 1997
------------------------
Richard T. Farmer


/s/ Mitchel Livingston                            Date: December 16, 1997
------------------------
Mitchel Livingston


/s/ Ivan W. Gorr                                  Date: December 16, 1997
------------------------
Ivan W. Gorr


/s/ Joseph H. Head, Jr.                           Date: December 16, 1997
------------------------
Joseph H. Head, Jr.


/s/ Joan R. Herschede                             Date: December 16, 1997
------------------------
Joan R. Herschede


/s/ William G. Kagler                             Date: December 16, 1997
------------------------
William G. Kagler


/s/ William J. Keating                            Date: December 16, 1997
------------------------
William J. Keating

/s/ James D. Kiggen                               Date: December 16, 1997
----------------------------
James D. Kiggen


/s/ Robert B. Morgan                              Date: December 16, 1997
----------------------------
Robert B. Morgan


                                                  Date: December   , 1997
----------------------------
Michael H. Norris


/s/ James E. Rogers                               Date: December 16, 1997
----------------------------
James E. Rogers


_________________________                         Date: December __, 1997
Brian H. Rowe


/s/ George A. Schaefer, Jr.                       Date: December 16, 1997
---------------------------
George A. Schaefer, Jr.


/s/ John J. Schiff, Jr.                           Date: December 16, 1997
---------------------------
John J. Schiff, Jr.


/s/ Dennis J. Sullivan, Jr.                       Date: December 16, 1997
---------------------------
Dennis J. Sullivan, Jr.


/s/ Dudley S. Taft                                Date: December 16, 1997
---------------------------
Dudley S. Taft